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EXHIBIT 3.01(a)

                          CERTIFICATE OF INCORPORATION
                                 THEORETICS INC.

          I, the undersigned natural person of the age of eighteen (18) years more, acting as Incorporator of a corporation under the General Corporation Law of Delaware, do hereby adopt the following Articles of Incorporation for such CORPORATION

                                   ARTICLE I.
                                      NAME

                 The name of the CORPORATION is THEORETICS INC.

                                   ARTICLE II.
                     REGISTERED OFFICE AND REGISTERED AGENT

          The address of the CORPORATION's registered office in the State of Delaware is THE COMPANY CORPORATION, 725 Market Street, in the City of Wilmington, and County of New Castle. The name of its registered agent at such address is THE COMPANY CORPORATION.

                                  ARTICLE III.
                                    PURPOSES

          The purposes of which the CORPORATION is organized are:

          A. To purchase, receive by way of gift, subscribe for, invest in, and in all other ways acquire, import, lease, possess, maintain, handle on consignment, own, hold for investment or otherwise, use, enjoy, exercise, operate, manage, conduct, perform, make, borrow, contract in respect of, trade and deal in, sell, exchange, let, lend, export, mortgage, pledge, deed in trust, hypothecate, encumber, transfer, assign and in all other ways dispose of, design, develop, invent, improve, equip, repair, alter, fabricate, assemble, build, construct, operate, manufacture, plant, cultivate, produce, market and in all other ways (whether like or unlike any of the foregoing), deal in and with property of every kind and character, real, personal, or mixed, tangible or intangible, wherever situated and however held, including, but not limited to, money, credits, choses in action, securities, stocks, bonds, warrants, script, certificates, debentures, mortgages, notes, commercial paper, and other obligations and evidences of indebtedness any government or subdivision or agency thereof, documents of title and accompanying rights, and every other kind and character of personal property, real property (improved and ;unimproved), and the products and avails thereof, and every character of interest therein and appurtenance thereto, including, but not limited to, mineral, oil, gas and water rights, all or any part of any going business and its incidents, franchises, subsidies, characters, concessions, grants, rights, powers, or privileges, granted or conferred by any government or subdivision or agency thereof, and any interest in or part of any of the foregoing, and to exercise in respect thereof all of the rights, powers, privileges, and immunities of individual owners or holders thereof.

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          B. To establish, maintain and conduct any sales, service or merchandising business in all its aspects for the purpose of selling, purchasing, licensing, renting, leasing, operating, franchising, and otherwise dealing with personal services, instruments, machines, appliances, inventions, trademarks, tradenames, patents, privileges, processes, improvements, copyright and personal property of all kinds and descriptions.

          C. To serve as manager, consultant, representative, agent or advisor for other persons, associations, corporations, partnerships and firms.

          D. To purchase, take, receive, lease or otherwise acquire, own, hold, use, improve and otherwise deal in and with, sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of liens, real estate, real property, chattels real and estates, interests, and rights and equities of all kinds of lands; and to engage in the business of managing, supervising and operating real property,. buildings and structures to negotiate and consummate for itself or for others leases with respect to such properties, to enter into contracts and arrangements either as principal or as agent for the maintenance, repair and improvement of any property managed, supervised, or operated by the CORPORATION; to engage in and conduct or authorize, license and permit others to engage in and conduct any business or activity incident, necessary, advisable or advantageous to the ownership of property, buildings, and the structures, managed, supervised or operated by the CORPORATION.

          E. To enter into or become an associate, member, shareholder, or partner in any firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate or corporation, domestic or foreign, formed or to be formed to accomplish any lawful purpose, and to allow or cause the title to any estate, right or interest in any property (whether real, personal or mixed), owned, acquired, controlled, or operated by or in which the CORPORATION has an interest, to remain or be vested or registered in the name of or operated by any firm, association, partnership (whether limited, general or otherwise), company, joint stock company, syndicate, or corporation, domestic or foreign, formed to accomplish any of the purposes enumerated herein.

          F. To acquire the goodwill, rights, assets and property, and to undertake or assume the whole, or any part of, the obligations for liabilities of any person, firm, association or corporation.

          G. To hire and employ agents, servants, and employees, to enter into agreements of employment and collective bargaining agreements, and to act as agent, contractor, factor, or otherwise, either alone or in company with others.

          H. To promote or aid in any manner, financially or otherwise, any person, firm, association, or corporation, including its employees, officers and directors if such aid reasonably may be expected to benefit,- directly or indirectly, the CORPORATION.

          I. To let concessions to others to do any of the things that this CORPORATION is empowered to do, and to enter into, make, perform, and carry out, contracts and arrangements of every kind and character with any person, firm, association, or corporation, or any government or authority or subdivision or agency thereof.

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          J. To carry on any business whatsoever that this CORPORATION may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or that it may deem calculated, directly or indirectly, to improve the interest of this CORPORATION, and to have and to exercise all powers conferred by the laws of the State of Delaware on corporations formed under the laws pursuant to which and under which this CORPORATION is formed, as such laws are now in effect or may at any time. hereafter be amended, and to do any and all things hereinabove set forth to the same extent and as fully as natural persons might or could do, either along or in connection with other persons, firms, associations, or corporations, and in any part of the world.

          K. To transact any business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended, or which may be authorized in the future by amendment thereto.

          L. The foregoing statement of purposes shall be construed as a statement of both purposes and powers, shall be liberally construed in aid of the powers of this CORPORATION, and the powers and purposes stated in each clause shall not, except where otherwise stated, to be limited or restricted by any term or provision of any other clause, and shall be construed distributively as each object expressed, and the enumeration as to specific powers, but are in furtherance of, and in addition to and not in limitation of said general powers.

                                   ARTICLE IV.
                                 SHARES OF STOCK

          The total number of shares of stock which the CORPORATION shall have authority to issue is FIFTY MILLION (50,000,000) shares of COMMON Stock, and Ten Million (10,000,000) shares of Convertible Preferred Stock. The par value of each of such shares is ($0.00001) amounting in aggregate to Six Hundred Dollars ($600).

                                   ARTICLE V.
                                  INCORPORATOR

          The name and mailing address of the Incorporator of the CORPORATION is as follows:

              NAME                       ADDRESS

              Timothy P. Halter          7441 Marvin D. Love Freeway, Suite 2000
                                         Dallas, Texas 75237

                                   ARTICLE VI.
                                    DIRECTORS

          The name and mailing address of each person who is to serve as a director of the CORPORATION until the first annual meeting of the shareholders of the CORPORATION or until their successor is elected and qualified is as follows:

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              NAME                       ADDRESS

              Timothy P. Halter          7441 Marvin D. Love Freeway, Suite 2000
                                         Dallas, Texas 75237

                                  ARTICLE VII.
                                    DURATION

          The period of duration of the CORPORATION is perpetual.

                                  ARTICLE VIII.
                              ELECTION OF DIRECTORS

          Elections of directors of the CORPORATION need not be by written ballot unless the By-Laws of the CORPORATION shall so provide.

                                   ARTICLE IX.
                            MEETINGS OF SHAREHOLDERS

          Meetings of shareholders of the CORPORATION may be held within or without the State of Delaware, as the By-Laws of the CORPORATION may provide.

                                   ARTICLE X.
                                   AMENDMENTS

          The CORPORATION reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware statutes, and all rights conferred upon shareholders herein are granted subject to this reservation.

          THE UNDERSIGNED, being the Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of April 1987.

                                  /s/ Timothy P. Halter
                                  ---------------------------
                                  Timothy P. Halter

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